Exhibit 99.1

FOR IMMEDIATE RELEASE

Friedman Industries, Incorporated Announces Fourth Quarter and Fiscal Year 2025 Results

LONGVIEW, Texas, June 12, 2025 (Globe Newswire) -- Friedman Industries, Incorporated (NASDAQ/GS: FRD) announced today its results of operations for the quarter and fiscal year ended March 31, 2025.

March 31, 2025 Quarter Highlights:

●	Net earnings of $5.3 million
●	Sales of $129.2 million
●	Highest sales volume in Company history
●	28% increase in sales volume over the preceding third quarter
●	5% increase in sales volume over the prior year fourth quarter

Fiscal Year March 31, 2025 Highlights:

●	Net earnings of $6.1 million
●	Sales of $444.6 million
●	Working capital balance at year-end of $128.1 million

“We ended fiscal 2025 with improved margins and a record quarter for sales volume as we continue to execute on our growth strategy,” said Michael J. Taylor, President and Chief Executive Officer. “Our fourth quarter sales volume increased 28% over the preceding third quarter and was 5% higher than the prior year quarter. Steel prices increased 35% during the fourth quarter enabling margin improvement after a difficult margin environment for the first three quarters.”

Taylor continued, “We are pleased to report $6.1 million of net earnings for fiscal 2025 in a year that presented challenging steel price trends combined with complex economic and political factors. This year highlights the benefit of our hedging capabilities as we successfully overcame price volatility to expand profitable results. Our sales volume of Company owned inventory for the year was steady compared to prior year at approximately 500,000 tons. We are pleased with our volume stability given the adverse impact of several factors during fiscal 2025, including downtime for equipment upgrades, challenging conditions for some of our customers and political uncertainty leading up to the presidential election. Our newest facility in Sinton, Texas reached full capacity levels during the year and contributed the highest profit margin among all our facilities,” Taylor concluded.

For the quarter ended March 31, 2025 (the “2025 quarter”), the Company recorded net earnings of approximately $5.3 million ($0.76 diluted earnings per share) on sales of approximately $129.2 million compared to net earnings of approximately $5.0 million ($0.71 diluted earnings per share) on net sales of approximately $132.2 million for the quarter ended March 31, 2024 (the “2024 quarter”). Sales volume increased from approximately 159,000 tons for the 2024 quarter to approximately 166,500 tons for the 2025 quarter.

For the year ended March 31, 2025 (“fiscal 2025”), the Company recorded net earnings of approximately $6.1 million ($0.87 diluted earnings per share) on sales of approximately $444.6 million. For the year ended March 31, 2024 (“fiscal 2024”), the Company recorded net earnings of approximately $17.3 million ($2.39 diluted earnings per share) on sales of approximately $516.3 million.

The table below provides our statements of operations for the quarters and fiscal years ended March 31, 2025 and 2024:

SUMMARY OF OPERATIONS
(In thousands, except for per share data)

	Three Months Ended March 31,		Year Ended March 31,
	2025	2024	2025	2024

Net Sales	$129,216	$132,232	$444,600	$516,251

Cost and expenses:
Cost of materials sold (excludes items shown separately below)	(102,483)	(103,238)	(365,648)	(412,395)
Processing and warehousing expense	(9,447)	(8,760)	(33,477)	(31,438)
Delivery expense	(6,855)	(6,356)	(23,228)	(23,791)
Selling, general and administrative expenses	(3,838)	(6,137)	(16,171)	(21,039)
Depreciation and amortization	(846)	(808)	(3,291)	(3,070)
	(123,469)	(125,299)	(441,815)	(491,733)

Gain on disposal of property, plant & equipment	105	-	258	-

Earnings from operations	5,852	6,933	3,043	24,518

Gain on economic hedges of risk	1,765	1,142	7,598	1,848
Interest expense	(771)	(937)	(2,953)	(3,072)
Other income	2	3	5	20

Earnings before income taxes	6,848	7,141	7,693	23,314

Income tax expense	(1,503)	(2,183)	(1,608)	(5,969)

Net earnings	$5,345	$4,958	$6,085	$17,345

Net earnings per share:
Basic	$0.76	$0.71	$0.87	$2.39
Diluted	$0.76	$0.71	$0.87	$2.39

The table below provides summarized balance sheets as of March 31, 2025 and 2024:

SUMMARIZED BALANCE SHEETS
(In thousands)

	March 31, 2025	March 31, 2024
ASSETS:
Current Assets	166,467	170,064
Noncurrent Assets	60,355	59,955
Total Assets	226,822	230,019

LIABILITIES AND STOCKHOLDERS' EQUITY:
Current Liabilities	38,324	54,107
Noncurrent Liabilities	56,073	48,437
Total Liabilities	94,397	102,544

Total Stockholders' Equity	132,425	127,475

Total Liabilities and Stockholders' Equity	226,822	230,019

FLAT-ROLL SEGMENT OPERATIONS

Flat-roll segment sales for the 2025 quarter totaled approximately $117.7 million compared to approximately $120.6 million for the 2024 quarter. The flat-roll segment had sales volume of approximately 139,000 tons from inventory and another 16,500 tons of toll processing for the 2025 quarter compared to approximately 120,000 tons from inventory and 29,500 tons of toll processing for the 2024 quarter. The average per ton selling price of flat-roll segment inventory decreased from approximately $993 per ton in the 2024 quarter to approximately $836 per ton in the 2025 quarter. The flat-roll segment recorded earnings from operations of approximately $7.1 million and $9.6 million for the 2025 quarter and 2024 quarter, respectively.

TUBULAR SEGMENT OPERATIONS

Tubular segment sales for the 2025 quarter totaled approximately $11.5 million compared to approximately $11.6 million for the 2024 quarter. Tons sold increased from approximately 9,500 tons for the 2024 quarter to approximately 11,000 tons for the 2025 quarter. The average per ton selling price of tubular segment inventory decreased from approximately $1,216 per ton in the 2024 quarter to approximately $1,044 per ton in the 2025 quarter. The tubular segment recorded earnings from operations of approximately $0.6 million and $0.8 million for the 2025 quarter and 2024 quarter, respectively.

HEDGING ACTIVITIES

We utilize hot-rolled coil (“HRC”) futures to manage price risk on unsold inventory and longer-term fixed price sales agreements. We typically account for our hedging activities under mark-to-market (“MTM”) accounting treatment and all hedging decisions are intended to protect the value of our inventory and produce more consistent financial results over price cycles. With MTM accounting treatment it is possible that hedging related gains or losses might be recognized in a different fiscal year or fiscal quarter than the corresponding improvement or contraction in our physical margins. For the 2025 quarter, we recognized a gain on hedging activities of approximately $1.8 million. For fiscal 2025, we recognized a total hedging gain of approximately $7.6 million.

OUTLOOK

For the first quarter of fiscal 2026, the Company expects sales volume to be slightly lower than the sales volume for the fourth quarter of fiscal 2025 due primarily to equipment downtime encountered during the quarter. The Company expects improved margins for the first quarter of fiscal 2026 compared to the fourth quarter of fiscal 2025.

“Friedman remains in a strong financial position and ready to capitalize on both short-term and long-term opportunities” Taylor said. “I see favorable long-term demand for the industry and for our products and believe we have a team uniquely qualified to recognize Friedman’s full growth potential.”

ABOUT FRIEDMAN INDUSTRIES

Friedman Industries, Incorporated (“Company”), headquartered in Longview, Texas, is a manufacturer and processor of steel products with operating plants in Hickman, Arkansas; Decatur, Alabama; East Chicago, Indiana; Granite City, Illinois; Sinton, Texas and Lone Star, Texas. The Company has two reportable segments: flat-roll products and tubular products. The flat-roll product segment consists of the operations in Hickman, Decatur, East Chicago, Granite City and Sinton where the Company processes hot-rolled steel coils. The Hickman, East Chicago and Granite City facilities operate temper mills and corrective leveling cut-to-length lines. The Sinton and Decatur facilities operate stretcher leveler cut-to-length lines. The tubular product segment consists of the operations in Lone Star where the Company manufactures electric resistance welded pipe and distributes pipe through its Texas Tubular Products division.

CAUTIONARY NOTE REGARDING FORWARD-LOOKING STATEMENTS

This news release contains forward-looking statements within the meaning of Section 27A of the Securities Act and Section 21E of the Exchange Act, and such statements involve risk and uncertainty. Forward-looking statements include those preceded by, followed by or including the words “will,” “expect,” “intended,” “anticipated,” “believe,” “project,” “forecast,” “propose,” “plan,” “estimate,” “enable,” and similar expressions, including, for example, statements about our business strategy, our industry, our future profitability, growth in the industry sectors we serve, our expectations, beliefs, plans, strategies, objectives, prospects and assumptions, future production capacity and product quality.  These forward-looking statements may include, but are not limited to, everything under the header “Outlook” above, including sales volumes, margins, hedging results, and potential price increases, expectations as to financial results during the Company’s upcoming fiscal quarters, future changes in the Company’s financial condition or results of operations, future production capacity, product quality and proposed expansion plans. Forward-looking statements may be made by management orally or in writing including, but not limited to, this news release.

Forward-looking statements are not guarantees of future performance. These statements are based on management’s expectations that involve a number of business risks and uncertainties, any of which could cause actual results to differ materially from those expressed in or implied by the forward-looking statements. Although forward-looking statements reflect our current beliefs, reliance should not be placed on forward-looking statements because they involve known and unknown risks, uncertainties and other factors, which may cause our actual results, performance or achievements to differ materially from anticipated future results, performance or achievements expressed or implied by such forward-looking statements.

Actual results and trends in the future may differ materially depending on a variety of factors including, but not limited to, changes in the demand for and prices of the Company’s products, changes in government policy regarding steel, changes in the demand for steel and steel products in general and the Company’s success in executing its internal operating plans, changes in and availability of raw materials, our ability to satisfy our take or pay obligations under certain supply agreements, unplanned shutdowns of our production facilities due to equipment failures or other issues, increased competition from alternative materials and risks concerning innovation, new technologies, products and increasing customer requirements. Accordingly, undue reliance should not be placed on our forward-looking statements. Such risks and uncertainty are also addressed in our Management’s Discussion and Analysis of Financial Condition and Results of Operations and other sections of the Company’s filings with the U.S. Securities and Exchange Commission (the “SEC”) under the Securities Act of 1933, as amended, and the Securities Exchange Act of 1934, as amended (the “Exchange Act”), including the Company’s Annual Report on Form 10-K and its other Quarterly Reports on Form 10-Q. We undertake no obligation to publicly update or revise any forward-looking statement, whether as a result of new information, future events, changed circumstances or otherwise, except to the extent law requires.

For further information, please refer to the Company’s Form 10-K as filed with the SEC on June 12, 2025 or contact Alex LaRue, Chief Financial Officer – Secretary and Treasurer, at (903)758-3431.